Exhibit 10.18

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

        This Amendment is made as of the 29th day of June 1999, between THERAGENICS CORPORATION, a Georgia corporation (the “Company”), and BRUCE W. SMITH (“Executive”).

INTRODUCTION

        The Company and the Executive are parties to that certain employment agreement (“Employment Agreement”) dated January 1, 1999. The parties now desire to amend the employment agreement to provide that in connection with certain terminations of employment, the Executive will receive severance pay of not less than two years of annual base pay and in exchange will agree to noncompetition provisions which extend for two years beyond termination of employment

        NOW, THEREFORE, the parties amend the Employment Agreement as follows:

1.     By substituting the following for Section 1(b):

         "'Applicable Period' means the period of Executive's employment hereunder and for two years after termination of his employment with the Company.”

2.     By substitution the following for Section 4(e):

“‘Certain Terminations Not In Connection With A Change In Control.’ Except as set forth in Section 4(b)(i) hereof, upon termination of the Executive’s employment by the company without Cause or by the Executive for Good Reason, the Company shall be obligated to continue to pay Executive his annual base salary at the time of termination of employment for until two years after termination of employment. Payments made under this Section 4(e) shall be paid as salary continuation.”

        Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

         THE COMPANY:

         THERAGENICS CORPORATION

By: /s/ M. Christine Jacobs

         Title: President, Chairman, and CEO

ATTEST:

/s/ Ronald A. Warren

Title: Director of Investor Relations, Assistant Secretary

      (CORPORATE SEAL)

         EXECUTIVE:

         /s/ Bruce W. Smith
BRUCE W. SMITH